Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Names Steve DeSutter

President and Chief Executive Officer-Retail

CORPUS CHRISTI, Texas, June 16, 2008 – Susser Holdings Corporation (NASDAQ: SUSS) today announced the appointment of Steven C. DeSutter as Executive Vice President of the corporation and President and Chief Executive Officer of Stripes LLC, Susser Holdings’ retail unit.

DeSutter most recently was an advisor and served as interim Executive Vice President-Operations for Quiznos, a multinational sandwich franchise with approximately 5,000 restaurants. Previously, he held the position of Executive Vice President of Burger King Corporation and President of Burger King for Europe, the Middle East and Asia Pacific, with approximately 2,200 company and franchise stores and annual sales of over $2 billion.

“Steve is exactly the kind of talented executive we wanted to attract to help us complete the integration of Town & Country Food Stores, move those stores to the single Stripes brand – and over the longer term drive growth for the Company overall,” said Susser Holdings President and CEO Sam L. Susser.

“He has a lot of great experience managing big brands at large, multi-unit companies in the quick service restaurant industry – which is a big part of our business,” Susser said. “At Burger King, he managed the integration of hundreds of restaurants operating in over 35 countries under a single brand standard and common operating system. By bringing these disciplines to the BK brand, he and his team dramatically enhanced the customer experience, improved operations quality and set a record for new store openings. At the same time they increased revenues, reduced overhead and nearly doubled EBITDA.

“At Quiznos, he led the management team in developing and implementing a guest-focused operating system to enable franchise store owners to improve customer service. He also helped pioneer a new catering and delivery service that naturally extends the store beyond the traditional four walls and is expected to significantly increase sales over the next few years.

“We are delighted Steve has agreed to join us as head of our retail organization, and we expect him to bring a lot of new energy, smart thinking and build additional momentum in our retail business,” Susser said.

Susser Holdings Corporation – Page 2

DeSutter has more than 30 years’ experience in various executive management, marketing and finance roles. Prior to his work in the quick service restaurant business, he played a strategic consulting role in various transactional and corporate workout projects in the airline, banking and management consulting industries. He began his career at British Petroleum, where he worked in a variety of different operations, marketing and finance roles during his 18 years at the company.

“I couldn’t be more excited about joining Susser Holdings,” DeSutter said. “Sam and his team have built a really strong business, one that is poised for continued growth organically and through additional acquisitions. The way the Company values its employees and its customers is to be admired. I am proud to be joining this team.”

DeSutter is a native of Indiana and holds a Bachelor of Science degree in Commerce from Niagara University in upstate New York. He will be relocating to the Corpus Christi area.

Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that currently operates more than 505 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in 285 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to more than 380 independent dealers through its wholesale fuel division.

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